Exhibit 99.1

Lumber Liquidators Resolves Matters with U.S. Attorney’s Office, DOJ, and SEC

Matters relate to public disclosures made in early 2015

TOANO, Va. – March 12, 2019 – Lumber Liquidators (NYSE: LL) today announced it has reached resolution with the government regarding its investigations into the Company’s compliance with securities laws related to the Company’s sourcing of Chinese laminate flooring.

The Company entered into a deferred prosecution agreement with the U.S. Attorney’s Office for the Eastern District of Virginia and the Department of Justice (DOJ) to resolve its charge of securities fraud in connection with the Company’s Form 8-K filing in March 2015. The agreement with the DOJ stated this charge is deferred and will be dismissed after three years provided that the Company meets certain obligations, many of which the Company has already implemented.

The Company entered into a settlement of an administrative proceeding with the Securities and Exchange Commission (SEC) regarding violations of Sections 10(b) and 13(a) of the Exchange Act and applicable rules. Notably, neither the DOJ nor the SEC made any findings regarding the safety or quality of the Company’s laminate flooring previously sourced from China.

As a result, Lumber Liquidators has agreed to pay a fine in the amount of $19.1 million, and restitution of $13.9 million, of which up to $6.1 million will be paid to the SEC in disgorgement and prejudgment interest. As part of its relevant considerations, the DOJ noted that Lumber Liquidators’ “employees involved in wrongdoing either were terminated or resigned from the Company, and the Company replaced its executive management team with experienced executives who have displayed a commitment to building an ethical corporate culture.”

Lumber Liquidators’ Chief Executive Officer Dennis Knowles said the Company has made sweeping changes during his time as CEO and will continue to take steps with the new executive team to better Lumber Liquidators.

“We have cooperated with this investigation and are pleased to have reached a resolution with the U.S. Attorney’s Office, DOJ, and SEC,” said Knowles. “We appreciate that the government recognizes the changes in the company’s leadership and the strengthened organization that we have built. Lumber Liquidators has undergone a significant transformation in recent years and today is a new company led by an entirely new management team that is committed to our customers, compliance, transparency, and accountability across our organization.”

In the lead-up to these agreements, Lumber Liquidators has incorporated extensive remedial measures that include the implementation and enforcement of a comprehensive compliance, ethics, and reporting program, as well as training and guidance on relevant policies and procedures.

“While we will continue to improve our compliance processes, having these matters behind us,” said Knowles, “allows us more resources to focus on our customers, great product lines, and our strategic vision.”

About Lumber Liquidators

Lumber Liquidators is one of North America’s leading specialty retailers of hard-surface flooring. The company features more than 400 varieties of floors in the latest styles, including solid and engineered hardwood, bamboo, cork, laminate, waterproof vinyl plank and porcelain tile. Additionally, Lumber Liquidators provides a wide selection of flooring enhancements and accessories to complement, install and maintain new floors. Every location is staffed with flooring experts who can provide advice, pro services and installation options for all of Lumber Liquidators’ products, much of which is in stock and ready for delivery. All Lumber Liquidators products are backed by best-in-class warranties and a best-price guarantee.

Learn more about Lumber Liquidators:

•	Commitment to compliance, quality and the communities it serves: https://www.lumberliquidators.com/quality.

•	Corporate giving: LayItForward.LumberLiquidators.com.

•	Follow on social media: Facebook, Instagram and Twitter.

For further information contact:

Investor Relations:
ir@lumberliquidators.com
Tel: 757.566.7512

Media:

Clint Roberts – One Simple Plan

Tel: 612.677.2240

LLmedia@onesimpleplan.com

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